Exhibit 99.1

Press Contact:

Palmer Jackson

805-690-4105

palmer.Jackson@callwave.com

CallWave Names Adrian van Haaften as Chief Marketing Officer

SANTA BARBARA, Calif. — February 22, 2005 — CallWave, Inc. (Nasdaq: CALL), a leading provider of VoIP applications, today announced the appointment of Adrian van Haaften as Chief Marketing Officer, effective immediately. Van Haaften brings extensive consumer marketing and branding experience and was most recently Vice President Strategic Partnerships at MyPoints, a leading loyalty rewards marketer, where he oversaw its strategic marketing activities, national shopping rewards program, and its credit card marketing group.

In this new position, van Haaften will report to CallWave’s President and CEO, David Hofstatter, and will oversee all of the company’s marketing activities. This appointment follows the launch of the company’s new mobile VoIP applications, Mobile Call ScreeningSM and Mobile Call TransferSM.

“Adrian comes to CallWave with an in-depth understanding of our industry and customers, and considerable experience creating innovative and award-winning customer marketing and branding programs,” said Hofstatter. “He will add a new dimension and perspective to our drive for profitable, top-line growth, by building and strengthening our brand.”

Prior to MyPoints, van Haaften was President and CEO of OpenGrid, a mobile technology provider to the travel industry. Previously, as CEO at Laptop Lane, an established provider of airport internet access services, van Haaften managed the chain’s successful expansion, winning the industry’s best new brand award in 2001. In addition, van Haaften brings extensive global consumer marketing experience from his tenure as Vice President of Marketing at the marketing software developer Emmperative, and from global hotel chains Westin Hotels and Pan Pacific Hotels & Resorts.

“CallWave has been uniquely successful using VoIP technology to offer real-world applications since 1999,” says van Haaften. “With the advent of our latest mobile VoIP service, CallWave continues to demonstrate that the true future of VoIP lies in helping consumers optimize their existing landline, mobile, and Internet communications.”

Van Haaften was born in Japan, raised in The Netherlands, and completed his education in Canada and Great Britain before settling in the United States. He is a graduate of the University of British Columbia.

With this appointment, Dave Brahm, CallWave’s Vice President of Marketing, has left the company to pursue other interests.

About CallWave

CallWave is a leader in VoIP enhanced services. The company provides VoIP application services on a subscription basis that add features and functionality to the telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks — landline, mobile, and IP — by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding CallWave Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Quarterly Report or Form 10-Q for the most recently ended fiscal quarter.

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